NEUBERGER BERMAN NEW YORK MUNICIPAL FUND INC.

April 17, 2020

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, New York 10036

Re:
Consent in Connection with the Articles of Amendment and Restatement of Articles Supplementary Creating and Fixing the Rights and Preferences of the Variable Rate Municipal Term Preferred Shares, Series A

Ladies and Gentlemen:

Neuberger Berman New York Municipal Fund Inc. (the “Fund”) hereby requests that Banc of America Preferred Funding Corporation (“Bank of America”), as the Designated Owner of 100% of the Fund’s Variable Rate Municipal Term Preferred Shares, Series A, liquidation preference $100,000 per share (the “Shares”), consent to the Fund maintaining a Minimum Asset Coverage Ratio of no less than 220% (rather than 225%) for all purposes during the period from April 17, 2020 to June 15, 2020 (the “Effective Period”), pursuant to the terms of Article 6(a) of the Fund’s Articles of Amendment and Restatement of Articles Supplementary Creating and Fixing the Rights and Preferences of the Variable Rate Municipal Term Preferred Shares, Series A (the “Articles Supplementary”).

By its signature below, as of the date hereof, Bank of America (i) consents to the Fund maintaining a Minimum Asset Coverage Ratio of no less than 220% for all purposes during the Effective Period; and (ii) certifies that it is the Designated Owner of 100% of the outstanding Shares.

For the avoidance of doubt, the consent provided above shall apply only during the Effective Period and upon the expiration of the Effective Period, the waiver effected by such consent shall no longer apply.  Except with respect to the specific consent provided in the preceding paragraph the Articles Supplementary continue to be in full force and effect in all respects. Except as specifically provided herein, the execution, delivery and effectiveness of this consent shall not operate as a waiver of any right, power or remedy of the Designated Owners under the Articles Supplementary.

Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Articles Supplementary.

This consent letter shall be construed and enforced in accordance with the law of the State of New York.

THE FUND AND THE DESIGNATED OWNER SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS CONSENT LETTER.

EACH OF THE FUND AND THE DESIGNATED OWNER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONSENT LETTER.

This instrument may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this instrument.

Very truly yours,

NEUBERGER BERMAN NEW YORK MUNICIPAL FUND INC.

By: _/s/ Brian Kerrane ___________________
       Name: Brian Kerrane
       Title:   Chief Operating Officer

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Acknowledged and Agreed:

BANC OF AMERICA PREFERRED FUNDING CORPORATION,
As Designated Owner of 100% of the outstanding Shares

By: __/s/ Thomas Visone________________________
       Name: Thomas Visone
       Title: Authorized Signatory